Exhibit 10.1

This AMENDED & RESTATED COOPERATION AGREEMENT (this “Agreement”), dated as of March 14, 2024, is by and among Keith A. Meister, Corvex Management LP (Mr. Meister and Corvex Management LP, together with their respective affiliates, the “Corvex Group”) and MDU Resources Group, Inc. (the “Company”), and amends and restates, in its entirety, the original Cooperation Agreement, dated as of January 24, 2023 (the “Original Agreement”).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the parties agree as follows:

1.Board Matters.
(a)    The Company shall include James H. Gemmel (including any replacement pursuant to Section 1(e), the “Corvex Designee”) as a nominee for election to the board of directors of the Company (the “Board”) on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the Company’s 2024 Annual Meeting of Stockholders (including any postponement, adjournment or rescheduling thereof, the “2024 Meeting”), and shall use its commercially reasonable efforts to cause the election of the Corvex Designee to the Board at the 2024 Meeting, including by recommending that the Company’s stockholders vote in favor of the Corvex Designee and otherwise supporting the Corvex Designee in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees in the aggregate. Promptly after the Corvex Designee’s appointment to the Board and, if applicable, as a condition to the Corvex Designee’s nomination for election as a director of the Company at the 2024 Meeting, the Corvex Group must provide to the Company, in each case, to the same extent as provided with respect to other nominees, such information as is required to be disclosed in proxy statements or other Company filings under applicable law or is otherwise necessary for the inclusion of the Corvex Designee on the Board’s slate of nominees for election as directors or for the Company to comply with applicable law. The Company shall not be obligated pursuant to this Agreement to include the Corvex Designee (or any replacement designee appointed pursuant to Section 1(e)) on the Board’s slate of nominees for election as directors at the Company’s annual meeting of stockholders for any meeting other than the 2024 Meeting (and only for the 2024 Meeting if the applicable conditions hereunder are satisfied). The parties hereto acknowledge and agree that the Corvex Designee (and any replacement designee appointed pursuant to Section 1(e)) shall be entitled to receive compensation and expense reimbursement from the Company for his service as a member of the Board to the same extent applicable to all Independent directors of the Company. The Corvex Group agrees that it shall not, directly or indirectly, compensate or agree to compensate, any director or director nominee of the Company for such person’s service as a member of the Board (including the Corvex Designee (or any replacement designee appointed pursuant to Section 1(e))). For the avoidance of doubt, nothing in the preceding sentence shall limit the Corvex Group’s right to compensate the Corvex Designee pursuant to any customary employee, consultant or similar arrangement with any member of the Corvex Group that is not based on the Corvex Designee’s service on the Board. “Independent” means that such person qualifies as independent director of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors.

(b)    Notwithstanding anything to the contrary herein, the Company shall be permanently relieved of its obligations under this Section 1 and Section 2(d) of this Agreement immediately upon the Resignation Time. Concurrently with the execution of this Agreement, the Corvex Designee has signed and delivered to the Company a letter (in the form attached hereto as Exhibit A) irrevocably resigning from the Board, with such resignation effective as of the Resignation Time (in the case of Section 1(b)(ii) only, as finally determined in accordance with Section 1(b)(z)). For purposes of this Agreement, the “Resignation Time” shall mean the time at which any of the following events first occurs (subject, in the case of Section 1(b)(ii) only, to such event being finally determined in accordance with subsection (z) of this Section 1(b)) (each of subsections (i)-(iv) below, a “Resignation Time Event”):

(i)    the second business day following such time that the members of the Corvex Group (including for this purpose any funds and accounts with respect to which (A) one (1) or more members of the Corvex Group are the only general partners or managing members or act as the only investment managers and (B) voting power or investment power (within the meaning of Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are not delegated to or shared with any person or entity other than a member of the Corvex Group or any of its controlled Affiliates) collectively do not hold a net long position of at least 8,100,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) (the “Corvex Group Minimum Ownership Requirement”) (and the Corvex Group shall contemporaneously notify the Company at such time as the Corvex Group Minimum Ownership Requirement is no longer met);

(ii)    the Corvex Group is in material breach of any of (A) Section 1(c) of this Agreement, (B) Section 2 of this Agreement or (C) the Confidentiality Agreement; provided, in each case that, any action or failure to act by the Corvex Designee that would constitute a breach of the Confidentiality Agreement or Section 1(c) or Section 2 of this Agreement if taken (or failed to be taken) by any member of the Corvex Group shall be deemed a breach of the Corvex Group for purposes of this provision;

(iii)    the completion of the Company’s previously announced distribution of the equity of MDU Construction Services Group, Inc. or its business to the Company’s stockholders (in one or a series of transactions), and/or the closing of any sale, distribution or other disposal (in one or a series of transactions) of any such shares or the business of MDU Construction Services Group, Inc. not so distributed, in each case, such that the Company and any subsidiary thereof, no longer holds, directly or indirectly, any equity interest or any other securities in MDU Construction Services Group, Inc. or its business; or

(iv)    the date of the Company’s 2025 Annual Meeting of Stockholders (including any postponement, adjournment or rescheduling thereof, the “2025 Meeting”); provided that if the Board has determined to nominate the Corvex Designee for election at the 2025 Meeting, then the Corvex Designee shall not be required to resign pursuant to this clause (iv) but the Company shall nevertheless be permanently relieved of its obligations under this Section 1 and Section 2(d).

For purposes of this Agreement:

(x)    “net long position” shall mean, with respect to any person, such shares of Common Stock (including Physical Shares) beneficially owned by a person, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, that “net long position” shall not include any shares as to which such person does not have the right to vote or direct the vote and shall be appropriately reduced to the extent such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(y)    “Physical Shares” means, with respect to any person or entity, shares which are held either of record by such person or entity (or any fund or account to which such person or entity provides investment advice) or through a broker, dealer, agent, custodian or other nominee that is the holder of record of such shares. For the avoidance of doubt, the fact that Physical Shares of Common Stock are held in a margin account or are pledged as collateral pursuant to customary loan or prime brokerage documentation shall not result in such shares being considered not held with sole voting power and investment power, where (1) there is no borrowing under the margin or other facility to which the pledge relates or (2) if there is an outstanding borrowing under a margin or other facility to which such pledge relates, the value of the Common Stock subject to such pledge represents less than 50% of the aggregate value of all of the assets subject to such pledge, unless and until such shares are liquidated pursuant to a margin call or otherwise foreclosed upon by the applicable broker, lender or other third party.

(z)    “finally determined” means (and for avoidance of doubt, the Resignation Time Event pursuant to Section 1(b)(ii) above shall require compliance with the following): (1) the Company shall have provided the Corvex Group with five (5) business days’ notice and an opportunity, during such 5-business day period (the “Notice Period”), to cure such breach or dispute in good faith whether such Resignation Time Event has occurred by providing written notice to the Company of such disagreement; (2) in the event the Corvex Group, during the Notice Period (A) does not provide written notice to the Company of its disagreement that a Resignation Time Event has occurred, then a Resignation Time Event shall be deemed to have occurred as of the end of the Notice Period or (B) notifies the Company in writing of its agreement that a Resignation Time Event has occurred, then a Resignation Time Event shall be deemed to have occurred as of the date of such notice; (3) in the event the Corvex Group, during the Notice Period, notifies the Company of its good faith disagreement that a Resignation Time Event has occurred, the parties shall work in good faith for a period of five (5) business days to resolve such dispute; and (4) if the parties are unable to resolve such dispute during such five (5) business-day period, then the parties shall submit such dispute to a court of competent jurisdiction for determination in accordance with Section 6(b). The Resignation Time Event pursuant to Section 1(b)(ii) shall be deemed to have occurred upon the earliest of the date on which such dispute is deemed to have been (A) finally determined pursuant to subsection (2), (B) finally determined by the parties pursuant to subsection (3), or (C) determined by a court of competent jurisdiction pursuant to subsection (4), provided, in the case of this clause (C), that if such decision is reversed or vacated on appeal due to a finding on the merits that neither the Corvex Group nor the Corvex Designee (or any replacement thereof appointed pursuant to Section 1(e)) breached this Agreement or the Confidentiality Agreement, then the Board shall promptly reinstate such individual as a director, with a term to expire on the same date as such individual’s term would have expired immediately prior to such resignation and as a member of any committee of which such individual was a member as of immediately prior to such resignation; provided, that if such decision is thereafter reversed on a further appeal, then the Corvex Designee (or any replacement thereof appointed pursuant to Section 1(e)) shall resign.

(c)    The Corvex Group agrees to cause the Corvex Designee (and any replacement thereof appointed pursuant to Section 1(e)) to comply with all Company policies and guidelines applicable generally to directors serving on the Board in their individual capacity, including those that (i) were adopted as of the date of the Original Agreement and are listed in Schedule I or (ii) were or are adopted after the date of the Original Agreement with the prior express written consent of the Corvex Group (such consent not to be unreasonably withheld, conditioned or delayed) (collectively, the “Policies”). So long as the Corvex Designee (or, for the avoidance of doubt, any replacement thereof appointed pursuant to Section 1(e)) remains a director of the Company, none of the members of the Corvex Group nor any Investor Affiliate of any member of the Corvex Group will trade in Company securities except during periods when directors are generally permitted to trade under applicable law, regulation, Company Policy and any other legal obligation. Notwithstanding anything to the contrary in the Policies or in this Agreement, but subject to Section 1(b), the Policies shall be deemed to apply solely to the Corvex Designee in his individual, personal capacity as a director of the Company and not in his capacity as an employee of, or as otherwise being employed, engaged by, or associated with the Corvex Group. The Company agrees and acknowledges that the Policies do not apply to the Corvex Group, and, subject to Section 1(b) and this Section 1(c), the failure of the Corvex Designee to comply with the Policies shall not constitute a breach hereunder by the Corvex Group or any of its Affiliates (other than the Corvex Designee). Disclosure of Confidential Information (as defined in the Confidentiality Agreement) (“Confidential Information”) by the Corvex Designee in accordance with this Agreement and the Confidentiality Agreement shall not be construed under this Agreement as a violation of any of the Policies. In furtherance of the foregoing, the parties agree and acknowledge that such disclosure of Confidential Information by the Corvex Designee shall not be a breach of this Agreement nor of the Corvex Designee’s fiduciary duties as a director of the Company.

(d)    As soon as practicable on or after the date of this Agreement, to the extent not previously provided, the Corvex Group shall cause the Corvex Designee to submit to the Company a fully completed copy of the Company’s directors’ questionnaire and other reasonable and customary director on-boarding documentation required by the Company in connection with the appointment or election of a new director (including a customary resignation letter pursuant to the Company’s majority voting policy).

(e)    If James H. Gemmel ceases to be a director of the Board before his term has expired due to his death or incapacity or as a result of his being asked by the Corvex Group to resign from the Board on account of Mr. Gemmel ceasing to be employed or otherwise engaged by or associated with Corvex Management LP (but in no event following an event specified in Section 1(b)), in each case prior to the 2025 Meeting, then the Corvex Group shall be entitled to designate another individual who (i) is mutually agreeable to the Nominating and Governance Committee of the Board, (ii) provides to the Company a fully completed copy of the Company’s directors’ questionnaire and other reasonable and customary director on-boarding documentation required by the Company in connection with the appointment or election of a new director (including a customary resignation letter pursuant to the Company’s majority voting policy), (iii) has no disqualifying attributes relating to his or her reputation, integrity and competence as reasonably determined by the Nominating and Governance Committee of the Board in good faith, (iv) meets all director independence and other standards of the New York Stock Exchange, the Exchange Act, and the SEC to serve as a director of the Company and (v) signs and delivers to the Company the same irrevocable resignation letter described in Section 1(b) (with the only changes being the substitution of the name of the Director, any address and the date of the delivery of the letter), in which case the Board will appoint such individual as a director of the Company (and as a member of the committees of which such replacement director’s predecessor was a member immediately prior to the conclusion of such predecessor’s membership on the Board) to serve for the remainder of the term of the replaced Corvex Designee. If the Nominating and Governance Committee does not accept a replacement director recommended by the Corvex Group, the Corvex Group shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the procedures described above. Upon the agreement with respect to a replacement director candidate by the Nominating and Governance Committee, the Board shall review, approve and vote on the appointment of such replacement Director to the Board no later than ten (10) business days after the Nominating and Governance Committee’s agreement with respect to such replacement; provided, however, that if the Board does not approve and appoint such replacement director, the parties shall continue to follow the procedures of this Section 1(e) until a replacement director is approved and appointed.

2.Proxy Contests and Other Matters.

(a)    From the date hereof until the termination of this Agreement pursuant to Section 5 hereof (the “Standstill Period”):

None of the members of the Corvex Group or any controlled Affiliate or controlled Associate of any member of the Corvex Group (such controlled Associates and controlled Affiliates, collectively and individually, the “Investor Affiliates”) shall (For purposes of this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act (provided, however, that for purposes of this Agreement, the members of the Corvex Group and their Affiliates and Associates, on the one hand, and the Company and its Affiliates and Associates, on the other hand, shall not be deemed to be “Affiliates” or “Associates”, as applicable, of one another; provided, further, that clients and portfolio companies of clients or affiliated funds shall only be deemed to be “controlled” to the extent that the Corvex Group has control over the voting or dispositive decisions of such client account or portfolio company such that the Corvex Group would have direct or indirect beneficial ownership over any securities held by such client account or portfolio company under Regulation 13D-G under the Exchange Act) and the term “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature):

(i)    solicit proxies or written consents of stockholders with respect to, or from the holders of, shares of Common Stock or any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, Common Stock or such other securities (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation (within the meaning of Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of any proxy, consent or other authority to vote any Voting Securities with respect to any matter, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, support or encourage, or seek to advise, assist or influence any person or entity in, any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company’s nominees;

(ii)    form, join or in any other way participate in any “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or otherwise support, encourage or participate in any effort by a third party with respect to the matters set forth in clause (i) above, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement, other than, in each case, solely with other members of the Corvex Group or its Investor Affiliates with respect to the Voting Securities now or hereafter owned by them or pursuant to this Agreement (so long as any such Investor Affiliate has previously agreed with the Company in writing to be bound by the terms of this Agreement and the Confidentiality Agreement as a member of the Corvex Group);

(iii)    (A) seek to call, or request the call of, a special meeting of the stockholders or holders of any other Voting Securities of the Company, (B) seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, (C) make a request for a list of the holders of any of the Voting Securities, (D) seek election to the Board, seek to place a representative on the Board or seek the removal of any director from the Board (in each case other than the election or removal of Corvex Designee (or any replacement designee appointed pursuant to Section 1(e)) in his or her capacity as a director), or (E) otherwise acting alone or in concert with others to seek to control or influence the management, strategies, governance or policies of the Company;

(iv)    separately or in knowing conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposing to act as broker or agent for compensation, solicit, effect or seek to effect, offer or propose (whether publicly or otherwise, directly or indirectly) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or, except as expressly permitted by Section 3 of this Agreement, make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, reorganization, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates (each, an “Extraordinary Transaction”);

(v)    tender or exchange any Voting Securities into any tender offer or in any exchange offer or vote any securities of the Company in favor of any Extraordinary Transaction; provided, however, that nothing in this clause (v) shall prevent the Corvex Group or its Investor Affiliates from tendering or exchanging Voting Securities in, or voting in favor of, any Extraordinary Transaction that has been (and continues to be at the time of such tender, exchange or vote) approved or recommended by the Board, or voting against any Extraordinary Transaction that has not been (and continues to not be at the time of such tender, exchange or vote) approved and recommended by the Board;

(vi)    except as expressly permitted by Section 3 of this Agreement, make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure through social media or to any journalist, member of the media or securities analyst) (x) in support of any action described in clauses (i), (iii) or (iv) above, or (y) negatively commenting upon or disparaging the Company, including the Company’s corporate strategy, business, corporate activities, Board or management or any person who has served as a director or member of management of the Company in the past in their capacity as such (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices);

(vii)    except as expressly permitted by Section 3 of this Agreement, publicly make any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on or would require any waiver, amendment, nullification or invalidation of any provision of this Agreement or take any action that requires the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(viii)    request that the Company or any of its representatives release any member of the Corvex Group from, amend or waive any provision of this Agreement or the Confidentiality Agreement, in each case which request, release, amendment or waiver would reasonably be expected to result in any public announcement or disclosure by the Company or the Corvex Group;

(ix)    acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, directly or indirectly, beneficially or otherwise, any Voting Securities or any property, asset or business of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board or a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Corvex Group and any Investor Affiliates on the date of this Agreement) if, immediately after such acquisition, the members of the Corvex Group and any Investor Affiliates, collectively, would, in the aggregate, “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act more than 4.99% of the outstanding shares of any class of Voting Securities (provided that any Voting Securities beneficially owned by the Corvex Group or any Investor Affiliates that are convertible into, or exercisable or exchangeable for, Common Stock or any other class of securities of the Company entitled to vote in the election of directors of the Company shall be treated on an as-converted basis);

(x)    enter into, be a party to, or maintain any derivative, swap or hedging transaction or agreement or similar arrangement that has the effect of increasing the voting power or economic interest of any member of the Corvex Group or any Investor Affiliate in any Voting Securities; provided that the Corvex Group and the Investor Affiliates may enter into, be a party to, maintain, or amend any derivative, swap or hedging transaction or similar agreement or arrangement that has the eﬀect of increasing the economic interest (but not voting power) of the Corvex Group or any Investor Aﬃliate in the Voting Securities (a “Long-Side Derivative”), so long as the aggregate notional size of all such Long-Side Derivatives, in the aggregate, relate to, and such economic interest is increased by, no more than 2% of the outstanding shares of Common Stock (and such derivative, swap or hedging instrument will not be included in the beneficial ownership referenced in subsection (ix) above);
(xi)    enter into, be a party to, or maintain any derivative, swap or hedging transaction or agreement or similar arrangement that has the effect of decreasing the voting power or economic interest of any member of the Corvex Group or any Investor Affiliate in any Voting Securities;

(xii)    institute any litigation against the Company, its directors or its officers, make any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise) other than (in the case of non-“books and records” litigation) as may be necessary to enforce the terms of this Agreement;

(xiii)    other than in broker sale transactions where the identity of the purchaser is not known, sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives relating to Common Stock to any third party that (i) has filed a Schedule 13D with respect to the Company, (ii) has run (or publicly announced an intention to run) a proxy contest with respect to another company in the past three years, or (iii) if the Corvex Group or any Investor Affiliate knows, after reasonable inquiry, that such third party has, or will as a result of the transaction have, beneficial ownership of more than 4.99% of the outstanding Common Stock;

(xiv)    engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Corvex Group or any Investor Affiliate ceasing to have a net long position in the Company; or

(xv)    enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 2(a) shall be deemed to in any way restrict or limit (i) the Corvex Designee’s good faith actions in his capacity as a director of the Company and in a manner consistent with his fiduciary duties, the Policies and his and the Corvex Group’s obligations under this Agreement and the Confidentiality Agreement or (ii) the Corvex Group from receiving unsolicited observations, inquiries or proposals from third parties with respect to the management, strategy, ownership, operations, governance or policies of the Company, or any Extraordinary Transaction, and contacting such third parties solely to (A) inform them of the existence of the provisions of this Section 2(a), and/or (B) refer them to the Corvex Designee, who shall promptly inform the Company’s Chief Executive Officer of such contact and the material terms of such observation, inquiry or proposal and, except as provided in the preceding clauses (A) and (B) or at the written direction of the Company (as to which e-mail shall suffice), neither the Corvex Group nor the Corvex Designee shall initiate any further contact or have any engagement with such third party with respect to such observation, inquiry or proposal except in compliance with this paragraph of this Section 2(a).

(b)    Each member of the Corvex Group shall cause all Voting Securities beneficially owned, directly or indirectly, by it, or by any Investor Affiliate, as of the record date for any meeting of the Company’s stockholders, to be present for quorum purposes and to be voted, at any meeting of the Company’s stockholders or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any such meeting and (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting.

(c)    The Corvex Group and the Company are subject to that certain amended and restated Confidentiality Agreement, dated as of January 24, 2023 (the “Confidentiality Agreement”). The Company and the Corvex Group agree that the Corvex Designee may provide Confidential Information (as defined in the Confidentiality Agreement) of the Company (other than information whose provision would reasonably be expected to pose a material conflict of interest or jeopardize legal privileges or conflict with applicable law or regulation) to the Corvex Group and its Affiliates for the purpose of assisting the Corvex Designee in his or her role as a director of the Company and related compliance matters for the Company and the Corvex Group subject to, and solely in accordance with the terms of, this Agreement and the Confidentiality Agreement.

(d)    On or after the date of this Agreement, the Board shall use its reasonable best efforts, subject to applicable law, to not (i) form any new committee or new subcommittee of the Board unless, except in the case of a conflict of interest or due to applicable legal or stock exchange requirements for service on such committee (if any), the Corvex Designee is offered the opportunity to be a member thereof or (ii) amend the charter or any equivalent organizational document of, or otherwise expand the delegations to or authority of, any existing committee or subcommittee of the Board, in each case, without the prior express written consent of the Corvex Group; provided that the foregoing provision shall not restrict the Company’s customary review and update of committee charters, such as with respect to the Audit Committee, the Compensation Committee, the Environmental and Sustainability Committee and the Nominating and Governance Committee so long as such review and update does not materially expand the delegations to or authority of such committees. If the Board (A) forms any new committee or new subcommittee of the Board and, except in the case of a conflict of interest or due to applicable legal or stock exchange requirements for service on such committee (if any), fails to offer the Corvex Designee the opportunity to be a member thereof, or (B) takes the action contemplated by clause (ii) without the prior express written consent of the Corvex Group, then, in either case, the Board shall use its reasonable best efforts, subject to applicable law, to permit the Corvex Designee to attend all meetings of such committee(s) as a non-voting observer who may communicate his views as an observer to such committees. The full Board shall engage in discussions on strategic issues in accordance with the Policies.

3.    Public Announcement and SEC Filing.

The Company acknowledges that the Corvex Group intends to file this Agreement as an exhibit to its Schedule 13D pursuant to an amendment and the Company shall have the opportunity to review such amendment in advance of such filing (and the Corvex Group shall in good faith consider the Company’s reasonable comments thereon). Except as otherwise expressly set forth herein or specifically permitted pursuant to the terms of the Confidentiality Agreement, none of the Corvex Group or any Investor Affiliates shall (i) issue a press release in connection with this Agreement or the actions contemplated hereby, (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby or (iii) make any public statements (including in any filing with the SEC, any regulatory or governmental agency or any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

4.    Representations and Warranties.

(a)    The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. The Company hereby represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement.

(b)    Each member of the Corvex Group hereby represents and warrants that this Agreement and the performance by such person of its obligations hereunder have been duly authorized, executed and delivered by it, and are valid and binding obligations of such person, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally. Each member of the Corvex Group hereby represents and warrants that such person is, if not a natural person, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority, and, if a natural person, is competent and has the legal capacity, to execute and deliver this Agreement.

(c)    The Corvex Group hereby represents and warrants that, as of the date hereof, it satisfies the Corvex Group Minimum Ownership Requirement, has provided the Company with accurate and complete Voting Security ownership information with respect to the Corvex Group prior to the date hereof, is the beneficial owner of an aggregate of 10,147,041 shares of Common Stock, and has no other economic interests in securities of the Company (except for derivatives referenced in the Corvex Group’s Schedule 13D or any amendments thereto filed prior to the date hereof). For purposes of this Agreement, except as otherwise provided herein, the terms “beneficial owner”, “beneficial ownership” and terms of like import shall have the meanings set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(d)    The Corvex Group hereby represents and warrants that, as of the date of this Agreement, neither the Corvex Group nor any Investor Affiliate is engaged in any discussions or negotiations or has any agreements or understandings (other than with respect to any stock option arrangement in existence as of the date hereof) with any third party whether or not legally enforceable, concerning the acquisition of beneficial ownership of or any other economic interest in any Common Stock or other Voting Securities.

(e)    The Corvex Group hereby represents and warrants that it has informed the Company of all agreements and other instruments entered into on or prior to the date hereof between or among any member of the Corvex Group or any Affiliate or Associate thereof, on the one hand, and any other investor not a member of the Corvex Group and any fund or client advised by a member of the Corvex Group, on the other hand, which relate to the Company.

5.    Termination.

This Agreement (but not the Confidentiality Agreement) shall terminate on the earliest of: (i) the date that neither the Corvex Designee nor any replacement designee or nominee thereof, including any such designee or nominee appointed pursuant to Section 1(e), is serving as a director on the Board (which shall include the effective date of any resignation as a director on the Board delivered in writing (prior to or in lieu of the advanced resignation provided pursuant to Section 1(b)) by the Corvex Designee or any such replacement thereof), in each case except in the case of a pending appointment of the Corvex Designee or any such replacement thereof to the Board pursuant to Section 1 of this Agreement unless the nomination of the Corvex Designee or replacement designee or nominee has been revoked in writing by such person or the Corvex Group, or (ii) the date of a Resignation Time Event (as finally determined in the case of Section 1(b)(ii) of this Agreement). No termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

6.    Miscellaneous.

(a)    Policies.

The Corvex Group acknowledges that the Corvex Designee has received a copy of the Policies in effect on the date hereof and the Corvex Group shall cause the Corvex Designee (and any replacement designee appointed pursuant to Section 1(e)) to provide to the Company such certifications or acknowledgments in respect of the Corvex Designee’s (or such replacement’s) compliance with the Policies as the Company may from time to time require from each of the other directors serving on the Board.

Except as may be subsequently waived by the Corvex Group or Corvex Designee in writing, the Corvex Designee shall, in his capacity serving as a director of the Board, have the same rights and benefits, including with respect to insurance, indemnification, compensation, expense reimbursement, and fees, as are applicable to all Independent directors of the Company, in each case subject to this Agreement (including Section 1(a)). Notwithstanding the foregoing, the Company hereby acknowledges that the Corvex Designee (the “Indemnitee”) may have certain rights to other indemnification, advancement of expenses and/or insurance from sources related to or retained by the Corvex Group (collectively, the “Other Indemnitors”). The Company hereby agrees that, to the extent permitted under applicable law, (i) solely to the extent the Indemnitee is entitled to the advancement of expenses or to indemnification pursuant to the Company’s certificate of incorporation, bylaws, insurance policies (including directors’ and officers’ insurance policies), or any other written agreement between the Company and an Indemnitee (“Valid Indemnification”), the Company is the indemnitor of first resort (i.e., its obligations to so advance expenses or provide indemnification to the Indemnitee are primary and any obligation of the Other Indemnitors to so advance expenses or provide indemnification are secondary), and (ii) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of such Valid Indemnification regardless of whether Indemnitee has actually received indemnification, advancement of expenses and/or insurance from the Company under this Agreement, the Company’s organizational documents or insurance or otherwise. Notwithstanding any termination of this Agreement (including pursuant to Section 5) or anything to the contrary herein, no termination shall relieve the Company of its obligations with respect to indemnification and no subrogation pursuant to this Section 6(a), which obligations shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this paragraph shall be for the benefit of and may be enforced by the Corvex Group.

(b)    Remedies; Submission to Jurisdiction.

Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates and Associates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to specific relief hereunder, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate. Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware) in the event any dispute between or among the parties hereto or their Affiliates arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action against the other parties or their Affiliates relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware), waives any argument that such courts are an inconvenient or improper forum and waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms hereof by way of equitable relief and (v) consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. Nothing in this Section 6(b) shall prevent any of the parties hereto from enforcing their respective rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, directors, officers or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

(c)    Entire Agreement; Amendment.

This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof or thereof. Any previous agreements among the parties relating to the specific subject matter hereof are superseded by this Agreement and the Confidentiality Agreement. Neither this Agreement nor any provision hereof (including this Section 6(c)) may be amended, changed or waived except by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought, which shall be effective only to the extent specifically set forth in such written instrument. Notwithstanding the foregoing, nothing in this Agreement shall relieve any party of liability for any breach of the Original Agreement, the Confidentiality Agreement or that certain letter agreement, dated as of September 9, 2022, by and between MDU Resources Group, Inc. and Corvex Management LP, prior to the effectiveness of this Agreement.

Upon the execution and delivery of this Agreement, references in the Confidentiality Agreement to the “Cooperation Agreement” shall instead refer to this Agreement, and references to “Section 1(f) of the Cooperation Agreement” shall instead refer to Section 1(e) of this Agreement.

(d)    Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received or (ii) if given by any other means, when actually received during normal business hours at the address set forth below:

If to the Corvex Group, to:

Corvex Management LP
667 Madison Avenue
New York, NY 10065
Attention:	Keith A. Meister and Patrick J. Dooley
Email:	KMeister@corvexcap.com / PDooley@corvexcap.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention:	Doug Rappaport and Jason Koenig
Email:	darappaport@akingump.com; jkoenig@akingump.com

If to the Company, to:

MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismark, North Dakota 58506-5650
Attention:	Paul Sanderson
Email:	paul.sanderson@mduresources.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, New York 10019
Attention:	John L. Robinson
Email:	JLRobinson@wlrk.com

(e)    Severability.

If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

(f)    Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

(g)    No Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

(h)    Interpretation and Construction.

Each of the parties acknowledges that it has been represented by internal or external counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events relating to drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.” When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

(i)    Successors; No Assignments.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors of the parties hereto. This Agreement shall not be assignable by any of the parties hereto.

(j)    Delays or Omissions.

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

MDU RESOURCES GROUP, INC.

By:	/s/ Nicole A. Kivisto
Name:	Nicole A. Kivisto
Title:	President & Chief Executive Officer

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed, by its duly authorized representative as of the date first above written.

CORVEX MANAGEMENT LP

By:	/s/ Keith A. Meister
Name:	Keith A. Meister
Title:	Managing Partner

/s/ Keith A. Meister
KEITH A. MEISTER

[Signature Page to Cooperation Agreement]

Schedule I

•MDU Resources Group, Inc.:
◦Director Compensation Policy,
◦Corporate Governance Guidelines,
◦Insider Trading Policy,
◦ Leading with Integrity Program Policy, and
◦Leading With Integrity Guide.

EXHIBIT A

FORM OF IRREVOCABLE LETTER OF RESIGNATION

To: The Board of Directors of MDU Resources Group, Inc.

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement, dated as of March 14, 2024, among MDU Resources Group, Inc., Keith Meister and Corvex Management LP (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective as of the Resignation Time, I hereby resign from my position on the Board of Directors of the Company and from any and all committees of the Board of Directors on which I serve.

Sincerely,

/s/ James H. Gemmel
JAMES H. GEMMEL